Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

U Power Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title	Rule	Registered	Unit	Price	Fee Rate	Fee
Fees to Be Paid	Equity	Units, each consisting of one Ordinary Share, par value $0.0000001 per share, one Warrant to purchase one Ordinary Share (“Series A Warrant”), and one additional Warrant to purchase one Ordinary Share (“Series A Warrant”)	Rule 457(a)	10,000,000	$2.42	$24,200,000	0.00014760	$3,571.92
	Equity	Ordinary Shares included as part of the Units(1)	Rule 457(g)	–	–	–	–	–
	Equity	Series A Warrants to purchase Ordinary Shares included as part of the Units(1)	Rule 457(g)	–	–	–	–	–
	Equity	Series B Warrants to purchase Ordinary Shares included as part of the Units(1)	Rule 457(g)	–	–	–	–	–
	Equity	Ordinary Shares issuable upon exercise of the Series A Warrants	Rule 457(a)	10,000,000	$2.54	$25,400,000	0.00014760	$3,749.04
	Equity	Ordinary Shares issuable upon exercise of the Series B Warrants	Rule 457(a)	10,000,000	$2.42	$24,200,000	0.00014760	$3,571.92
Fees Previously Paid	–	–	–	–	–	–	–	$0
	Total Offering Amounts					$73,800,000		$10,892.88
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$10,892.88

(1)	In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Ordinary Shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.